Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Plan Relating to Assumed Stock Options:  Roanoke Electric Steel Corporation Acquisition, of our reports dated February 22, 2006, with respect to the consolidated financial statements of Steel Dynamics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005.  Steel Dynamics, Inc. management’s assessment of the effectiveness of internal control over financial reporting of Steel Dynamics, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Fort Wayne, Indiana

April 24, 2006